Pricing Supplement Dated March 22, 2004 (To Prospectus dated March 5, 2004, and Prospectus Supplement dated March 5, 2004)	Filed pursuant to Rule 424(b)(2) Registration Statement Nos. 333-110499 and 333-110499-01 CUSIP: 74254PAA0

Principal Life Insurance Company
Secured Medium-Term Notes
Issued Through
Principal Life Income Fundings Trust 1 (the “Trust”)

     The description of this pricing supplement of the particular terms of the Secured Medium-Term Notes offered hereby, and the Funding Agreement (specified below) issued by Principal Life Insurance Company (“Principal Life”) to the Trust, the payment obligations of which are fully and unconditionally guaranteed by the Guarantee (specified below) issued by Principal Financial Group, Inc. to the Trust, supplements the description of the general terms and provisions of the notes, the funding agreements and the guarantees set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1. The Notes

Principal Amount:	$300,000,000	Purchasing Agent(s) Discount:	0.350%
Issue Price:	99.789%	Original Issue Date:	March 29, 2004
Net Proceeds to the Trust:	$298,317,000	Stated Maturity Date:	April 1, 2009

Specified Currency:	U.S. Dollars
Interest Payment Dates:	April 1st and October 1st in each year
Initial Interest Payment Date:	October 1, 2004
Regular Record Date:	15 calendar days prior to the Interest Payment Date

Type of Interest Rate:     ☒ Fixed Rate     ☐ Floating Rate

     Fixed Rate Notes:     ☒ Yes     ☐ No. If, Yes,

Interest Rate: 3.20%

     Floating Rate Notes:     ☐ Yes     ☒ No. If, Yes,

Regular Floating Rate Notes:     ☐ Yes     ☐ No. If, Yes,

Interest Rate:
Interest Rate Basis(es):

Floating Rate/Fixed Rate Note:     ☐ Yes     ☐ No. If, Yes,

Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:

     Inverse Floating Rate Note:     ☐ Yes     ☐ No. If, Yes,

Fixed Interest Rate:
Floating Interest Rate:
Interest Rate Basis(es):

     Initial Interest Rate, if any:

     Initial Interest Reset Date:

     Interest Rate Basis(es). Check all that apply:

☐ CD Rate	☐ Commercial Paper Rate
☐ CMT Rate	☐ Eleventh District Cost of Funds Rate
☐ LIBOR	☐ Federal Funds Rate
☐ EURIBOR	☐ Treasury Rate
☐ Prime Rate	☐ Other (See Attached)

     If LIBOR:     ☐ LIBOR Reuters Page     ☐ LIBOR Moneyline Telerate Page

LIBOR Currency:

     If CMT Rate:

Designated CMT Telerate Page:

If 7052:     ☐ Weekly Average     ☐ Monthly Average

Designated CMT Maturity Index:

     Index Maturity:

     Spread (+/-):

     Spread Multiplier:

     Interest Reset Date(s):

     Interest Rate Determination Date(s):

     Maximum Interest Rate, if any:

     Minimum Interest Rate, if any;

Calculation Agent: Citibank, N.A.

Exchange Rate Agent: Not applicable.

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:     ☐Yes     ☒No. If, Yes,

Amortizing Schedule:
Additional/Other Terms:

Discount Note:     ☐ Yes     ☒No. If, Yes,

Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:

Redemption Provisions:     ☐ Yes     ☒No. If, Yes,

Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption: ☐ In whole only and not in part

 ☐ May be in whole or in part

     Additional/Other Terms:

Repayment:     ☐ Yes     ☒No. If, Yes,

     Repayment Date(s):
     Repayment Price:
     Repayment: ☐ In whole only and not in part

       ☐ May be in whole or in part

     Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:     ☒ Yes     ☐ No. If Yes, Name of Exchange: New York Stock Exchange

Authorized Denominations: $1,000

Ratings:

     The Notes issued under the Program are rated AA by Standard & Poor’s (“S&P”).

     Principal Life expects the Notes to be rated Aa3 by Moody’s Investors Service, Inc. (“Moody’s”).

Purchasing Agents Purchasing Notes as Principal:     ☒Yes     ☐ No. If Yes,

Purchasing Agent(s)	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$120,000,000
Credit Suisse First Boston LLC	$120,000,000
Morgan Stanley & Co. Incorporated	$30,000,000
Deutsche Bank Securities Inc.	$30,000,000

Total:	$300,000,000

     Purchasing Agents Acting as Agent:     ☐     Yes ☒No. If Yes,

Purchasing Agent(s)	Principal Amount
Total:

State of Organization of the Trust:	New York
Additional/Other Terms:	Not applicable.
Special Tax Considerations:	Not applicable.

2.	The Funding Agreement

Funding Agreement Issuer:	Principal Life Insurance Company
Funding Agreement No.:	6-11177
Deposit:	$300,000,015
Net Deposit:	$298,317,000
Effective Date:	March 29, 2004
Stated Maturity Date:	April 1, 2004
Specified Currency:	U.S. Dollars
Interest Payment Dates:	April 1st and October 1st in each year
Initial Interest Payment Date:	October 1, 2004

Type of Interest Rate:     ☒Fixed Rate     ☐Floating Rate

     Fixed Rate Funding Agreement:     ☒ Yes     ☐ No. If, Yes,

Interest Rate: 3.20%

     Floating Rate Funding Agreement:     ☐ Yes     ☒No. If, Yes,

Regular Floating Rate Funding Agreement:     ☐ Yes     ☐ No. If, Yes,

Interest Rate:
Interest Rate Basis(es):

Floating Rate/Fixed Rate Funding Agreement:     ☐ Yes     ☐ No. If, Yes,

Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:

Inverse Floating Rate Funding Agreement:     ☐ Yes     ☐ No. If, Yes,

Fixed Interest Rate:
Floating Interest Rate:
Interest Rate Basis(es):

Initial Interest Rate, if any:
Initial Interest Reset Date:
Interest Rate Basis(es). Check all that apply:

☐ CD Rate	☐ Commercial Paper Rate
☐ CMT Rate	☐ Eleventh District Cost of Funds Rate
☐ LIBOR	☐ Federal Funds Rate
☐ EURIBOR	☐ Treasury Rate
☐ Prime Rate	☐ Other (See Attached)

If LIBOR: ☐ LIBOR Reuters Page ☐ LIBOR Moneyline Telerate Page

LIBOR Currency:

If CMT Rate:

Designated CMT Telerate Page:

If 7052:     ☐ Weekly Average     ☐ Monthly Average

Designated CMT Maturity Index:

Index Maturity:

Spread (+/-):

Spread Multiplier:

Interest Reset Date(s):

Interest Rate Determination Date(s):

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Funding Agreement:     ☐Yes     ☒ No. If, Yes,

     Amortizing Schedule:

     Additional/Other Terms:

Discount Funding Agreement:     ☐Yes     ☒ No. If, Yes,

     Total Amount of Discount:
     Initial Accrual Period of Discount:
     Additional/Other Terms:

Redemption Provisions:     ☐Yes     ☒ No. If, Yes,

     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction (if any):
     Redemption: ☐ In whole only and not in part
☐ May be in whole or in part
     Additional/Other Terms:

Repayment:     ☐Yes     ☒ No. If, Yes,

     Repayment Date(s):
     Repayment Price:
     Repayment:☐In whole only and not in part
☐ May be in whole or in part

     Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid For Withholding Tax (not applicable unless specified):

Ratings:

The Funding Agreement issued under the Program is rated AA by S&P.
Principal Life expects the Funding Agreement to be rated Aa3 by Moody’s.

Additional/Other Terms:	Not applicable.
Special Tax Considerations:	Not applicable.

3.	The Guarantee

Guarantee Issuer: Principal Financial Group, Inc.

Effective Date:	March 29, 2004
Additional/Other Terms:	Not applicable.